Exhibit 10.32A

MB FINANCIAL, INC.

SECOND AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(Management Committee)

RSU-M  NO. _______

Restricted Stock Units are hereby awarded on [     ] (the “Grant Date”) by MB Financial, Inc., a Maryland corporation (the “Company”), to ______________ (the “Grantee”), in accordance with the following terms and conditions.

1. Award.  The Company hereby awards to the Grantee ________ Restricted Stock Units (“RSUs”) representing the right to receive shares of the common stock, par value $.01 per share (“Common Stock”), of the Company, pursuant to the MB Financial, Inc. Second Amended and Restated Omnibus Incentive Plan (as the same may from time to time be amended, the “Plan”), and upon the terms and conditions and subject to the restrictions set forth in the Plan and hereinafter set forth.  A copy of the Plan, as currently in effect, is incorporated herein by reference and either is attached hereto or has been delivered previously to the Grantee.  Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Plan.

2. Restrictions on Transfer; Vesting.  When vested, each RSU will entitle the Grantee to receive one share of Common Stock, together with any Dividend Equivalents Rights (as described in Section 4 below).  The RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Grantee, except in the event of the death of the Grantee, by will or the laws of descent and distribution, or, during the lifetime of the Grantee, pursuant to a Qualified Domestic Relations Order or by gift to any member of the Grantee’s immediate family or to a trust for the benefit of Grantee or one or more of such immediate family members, provided, that such RSUs shall remain subject to the provisions of the Agreement.  For purposes of this Section 2, the Grantee’s “immediate family” shall mean the Grantee’s spouse, children and grandchildren.

Subject to Section 3 of this Agreement, the RSUs will vest per the following schedule:

[  ] of the RSUs will vest on each of [     ] (each a “Scheduled Vesting Date”), provided that Grantee is then serving as an employee of the Company or any Subsidiary.

3. Termination of Service.  If the Grantee’s employment is terminated for any reason other than a Qualifying Termination prior to the vesting of the RSUs, upon such termination of employment the unvested RSUs shall be forfeited; provided, however, that the Committee, in its sole discretion, may, in the event of a termination of employment other than due to a Qualifying Termination or Cause, provide for vesting upon such terms and provisions as it deems proper.  If the Grantee’s employment is terminated by reason of a Qualifying Termination, the RSUs, if not theretofore vested, shall vest in full on the date of termination.

RSU-1

For purposes of this Agreement, termination of employment due to death, Disability, involuntary termination without Cause (including voluntary termination under circumstances constituting an involuntary termination or a resignation for good reason under an employment, severance or other agreement applicable to Grantee), a Pre-Age 65 Service Retirement (as defined below), a Retirement (as defined below), a Post-Age 65 Service Retirement (as defined below), or a termination upon or after a Change in Control resulting in severance benefits becoming payable to the Grantee shall be a “Qualifying Termination”.

For purposes of determining whether certain terminations of employment constitute a Qualifying Termination, the following provisions shall apply:

(a) If the Grantee’s employment is voluntarily or involuntarily terminated other than for Cause or death prior to age 65 and the Grantee’s age plus years of service is equal to or greater than ninety (90), then the termination is considered to be a “Pre-Age 65 Service Retirement.”

(b) If the Grantee’s employment is voluntarily or involuntarily terminated other than for Cause or death on or after age 65 and the Grantee’s age plus years of service is less than ninety (90), then the termination is considered to be a “Retirement.”

(c) If the Grantee’s employment is voluntarily or involuntarily terminated other than for Cause or death on or after age 65 and the Grantee’s age plus years of service is equal to or greater than ninety (90), then the termination is considered to be a “Post-Age 65 Service Retirement.”

To the extent the terms of any employment, severance or other agreement to which the Grantee is a party with the Company or any Subsidiary that is then in effect provide vesting rights with respect to the RSUs in addition to those contained in this Section 3, such additional rights shall be deemed to be part of this Agreement and are incorporated herein by reference.

4. Grantee’s Rights; Dividend Equivalent Right.  The Grantee shall have no voting rights with respect to the shares of Common Stock underlying the RSUs unless and until such shares of Common Stock are issued to the Grantee in settlement of the RSUs. The Grantee shall be entitled to receive an amount equal to any cash dividends paid on the shares of Common Stock underlying the RSUs between the Grant Date and the date such vested RSU is paid (the “Dividend Equivalent Right”), which amount shall be paid in cash at the time the RSUs are paid under Section 5, or shall be forfeited at the time the RSUs are forfeited.

5. Payment of Award.  An RSU that has vested (“Vested RSU”) shall be paid in the form of a share of Common Stock, as of the earliest to occur of the following:  (A) the applicable Scheduled Vesting Date set forth in Section 2 above, or (B) the date of Grantee’s termination of employment which constitutes a “separation from service” under Section 409A.  Such payment shall be made as soon as practicable following the applicable Scheduled Vesting Date or separation from service date, but in no event later than thirty (30) days following the Scheduled Vesting Date or the date the separation from service occurred.  In addition, the Grantee shall be entitled to receive a lump sum cash payment equal to the Dividend Equivalent Rights with respect to any Vested RSUs at the same time as the payment of shares underlying the Vested RSUs.  Notwithstanding the foregoing, payment due to a separation from service may not be made to a Grantee who is a “specified employee” (as defined under Section 409A) before the date which is six months after the date of the Grantee’s separation from service (or, if earlier, the date of death of the Grantee).  Any payments that would otherwise be made during this period of delay as a result of the Grantee’s separation from service shall be accumulated and paid within fifteen (15) days after the first day of the seventh month following the Grantee’s separation from service (or, if earlier, on or before the first day of the third month after the Grantee’s death).

RSU-2

6. Adjustments for Changes in Capitalization of the Company.  In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split up, share combination or other change in the corporate structure of the Company affecting the shares of the Company’s Common Stock, such adjustment shall be made in the number and class of shares subject to this Agreement, as shall be determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights, provided that the number of shares covered by this Agreement shall always be a whole number and the average closing price shall be rounded to the nearest whole cent.

7. Effect of Change in Control.  A Change in Control shall not, by itself, result in acceleration of vesting of the RSUs, except as provided in this Section 7.

Upon a Change in Control prior to the final Scheduled Vesting Date, except to the extent that another Award meeting the requirements of this Section 8 (a “Replacement Award”) is provided to Grantee to replace this Award (the “Replaced Award”), the RSUs shall vest in full on the effective date of such Change in Control.

An Award shall meet the conditions of this Section 7 (and thereby qualify as a Replacement Award) if the following conditions are met:

(a) The Award has a value at least equal to the value of the Replaced Award;

(b) The Award relates to publicly-traded equity securities of the Company or its successor following the Change the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and

(c) The other terms and conditions of the Award are not less favorable to the Grantee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control and the provisions of Section 3 relating to vesting in the event of a Qualifying Termination).

Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of a Replaced Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 7 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

RSU-3

8. Delivery and Registration of Shares of Common Stock.  The Company’s obligation to deliver the shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Grantee or any other person to whom such shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended, or any other Federal, state or local securities regulation.  It may be provided that any representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under such Securities Act or other securities regulation.  The Company shall not be required to deliver any shares of Common Stock under the Plan prior to (i) the admission of such shares to listing on any stock exchange or automated quotation system on which the shares of Common Stock may then be listed or quoted, and (ii) the completion of such registration or other qualification of such shares under any state or Federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

9. Plan and Plan Interpretations as Controlling.  The RSUs awarded hereby and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Committee shall be binding and conclusive upon the Grantee and all other interested parties with regard to any questions arising hereunder or under the Plan.

10. Grantee Employment.  Nothing in this Agreement shall limit the right of the Company or any Subsidiary to terminate the Grantee’s employment, or otherwise impose upon the Company or any Subsidiary any obligation to employ or accept the services of the Grantee.

11. Withholding Tax.  Upon the vesting of the RSUs, the Company may withhold from any payment or distribution made under the Plan shares of Common Stock with a Fair Market Value sufficient to satisfy any applicable income, employment or other taxes required by law to be withheld.  The Company shall have the right to deduct from all Dividend Equivalent Rights paid with respect to RSUs the amount of any taxes which the Company is required to withhold at the time such Dividend Equivalent Rights are paid to Grantee pursuant to this Agreement.

12. Grantee Acceptance.  The Grantee shall signify his/her acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy hereof to the Company.

13. Electronic Signature.  All references to signatures and delivery of documents in this Agreement may be satisfied by procedures the Company has established or may establish from time to time for an electronic system for execution and delivery of any such documents, including this Agreement.  Grantee’s electronic signature, including, without limitation, “click-through” acceptance of this Agreement through a website maintained by or on behalf of the Company, is the same as, and shall have the same force and effect as, Grantee’s manual signature.  Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services relating to this Agreement.

14. Regulatory, Recoupment and Holding Period Requirements.  Grantee acknowledges and agrees that this Award and Grantee’s receipt of RSUs and any shares of Common Stock hereunder is subject to (a) the provisions of Section 20.2 of the Plan, including possible reduction, cancellation, forfeiture or recoupment (clawback), delayed payment or holding period requirements, upon the occurrence of events set forth in Section 20.2 of the Plan, and (b) any policies which the Company may adopt in furtherance of any Regulatory Requirements (including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act) or otherwise.

RSU-4

15. Section 409A.  The RSUs are intended to comply with Section 409A and official guidance issued thereunder.  Notwitstanding anything herein to the contrary, this Award shall be interpreted, operated and administered in a manner consistent with this intention.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MB FINANCIAL, INC. Jill E. York Vice President and Chief Financial Officer
ACCEPTED:
Name of Grantee:
(Street Name)
(City, State and Zip Code)

RSU-5